EXHIBIT 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

May 31, 2007

SEARS HOLDINGS REPORTS FIRST QUARTER RESULTS

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported net income of $216 million, or $1.40 per diluted share, for the first quarter ended May 5, 2007, compared with net income of $180 million, or $1.14 per diluted share, for the first quarter ended April 29, 2006. Our quarterly results included the net favorable impact of certain significant items as described in the “Significant Items” section below. Excluding these items, earnings per diluted share were $1.10 for the first quarter of fiscal 2007, as compared to $1.11 per diluted share for the first quarter of fiscal 2006. For the quarter, improved operating results at Sears Canada and lower expenses at Sears Domestic were offset by reduced operating results at Kmart, where a decline in sales resulted in reduced gross margin dollars.

“In part, our domestic operating results reflect the impact of some of the same challenges being faced by our customers, such as rising energy costs and a slower housing market,” said Aylwin Lewis, Sears Holdings’ chief executive officer and president. “However, as an organization, we need to overcome these factors by better controlling costs and developing innovative solutions that better meet our customers’ needs and allow us to generate a more reasonable level of profitability even in the face of such challenges.”

A reconciliation of earnings per share excluding the above-noted significant items (a non-GAAP measure) to GAAP diluted earnings per share is set forth below. In addition, earnings per diluted share for the quarter benefited from lower average diluted shares outstanding during the current year quarter as compared with the first quarter of fiscal 2006.

First Quarter Revenues and Comparable Store Sales

Domestic comparable store sales declined 3.9% during the first quarter of fiscal 2007. Sears Domestic comparable store sales declined 3.4% for the quarter, while Kmart comparable store sales declined 4.4%. We believe these declines reflect both increased competition and the impact of external factors such as rising energy costs, a slower housing market and poor weather conditions during the latter part of the first quarter of fiscal 2007. Kmart experienced lower transaction volumes across most merchandise categories, most notably within home goods, health and beauty products, and food and consumables. Similarly, Sears Domestic recorded comparable store sales declines across most merchandise categories and formats, with a notable decline in home appliance sales, which we believe reflects both a slower U.S. housing market and the impact of increased competition.

Our fiscal 2007 first quarter was comprised of the 13-week period ended May 5, 2007, while our fiscal 2006 first quarter was comprised of the 13-week period ended April 29, 2006. This week shift in sales, while having a somewhat favorable impact on total revenues recorded during the first quarter of fiscal 2007 as compared to the first quarter of fiscal 2006, had no impact on the comparable store sales results reported herein. This is due to the fact that, for purposes of reporting comparable sales for the first quarter, weeks 1 through 13 of fiscal 2007 have been compared to weeks 2 through 14 of fiscal 2006, thereby eliminating the impact of the week shift.

For the quarter, total revenues declined $0.3 billion, or 2.5%, to $11.7 billion in fiscal 2007, as compared to $12.0 billion for the first quarter of fiscal 2006. This decline reflects the above-noted impact of lower comparable store sales partially offset by sales increases within both our Lands’ End and home services businesses. In addition, the week shift in reporting as detailed above had a favorable impact on total revenues for the first quarter of fiscal 2007, by approximately 0.5%. The largest sales decline for the quarter was recorded at Kmart, where revenues declined $239 million, or 5.6%, primarily as a result of the above-noted comparable store sales declines, as well as a decrease in the total number of Kmart stores in operation.

Operating Income

For the quarter, our operating income increased $62 million to $393 million in fiscal 2007, as compared to $331 million in the first quarter of fiscal 2006. This increase primarily reflects: 1) a gain of $30 million for a legal settlement reached in connection with a contractual dispute, 2) a $27 million curtailment gain recorded for amendments made by Sears Canada to its post-retirement benefit plans, and 3) a $15 million gain for insurance recoveries received on claims filed for certain of our property damaged by hurricanes during fiscal 2005. The favorable impact of these items, as well as improved operating results at Sears Canada and lower expenses at Sears Domestic, were partly offset by lower operating income at Kmart.

Significant Items

As noted above, a number of items significantly impacted our fiscal 2007 and fiscal 2006 first quarter diluted earnings per share. While these types of items periodically affect our results, they vary significantly in amount from period to period, and had a disproportionate effect on our results for the periods presented. Management considers the total impact of these items, along with reported results, when it reviews and evaluates our financial performance. The impact of these items on diluted earnings per share is shown in the following table:

	13 Weeks Ended
	May 5, 2007	April 29, 2006
Earnings per diluted share	$1.40	$1.14
Less:
Legal settlement gain	0.12	—
Sears Canada post-retirement benefit plans curtailment gain	0.11	—
Hurricane related recoveries	0.06	—
Dividend – investment in Sears Mexico	0.08	—
Total return swap losses	(0.08)	—
Gain on sales of assets	0.01	0.06
Restructuring charges	—	(0.03)

Earnings per diluted share excluding above items	$1.10	$1.11

During the first quarter of fiscal 2007, we recognized: 1) a $30 million gain ($18 million after tax or $0.12 per diluted share) related to the legal settlement of a contractual dispute, 2) a curtailment gain of $27 million ($16 million after tax or $0.11 per diluted share) related to certain amendments made to Sears Canada’s post-retirement benefit plans, 3) a gain of $15 million ($9 million after tax or $0.06 per diluted share) for insurance recoveries received on claims filed for certain of our property damaged by hurricanes during fiscal 2005, and 4) a $20 million ($12 million after tax or $0.08 per diluted share) dividend we received on our investment in Sears Mexico. These gains were partially offset by investment losses of $21 million ($13 million after tax or $0.08 per diluted share) incurred during the quarter on our total return swap investments. In addition, the first quarter of fiscal 2007 included $5 million ($2 million after tax or $0.01 per diluted share) of gains on sales of assets, as compared to $17 million ($10 million after tax or $0.06 per diluted share) of such gains in the first quarter of fiscal 2006. The first quarter of fiscal 2006 also included restructuring charges of $9 million ($5 million after tax or $0.03 per diluted share). There were no restructuring charges in the first quarter of fiscal 2007.

Financial Position

We had cash and cash equivalents of $3.4 billion at May 5, 2007 (of which $3.1 billion is domestic and $0.3 billion is at Sears Canada) as compared to $3.2 billion at April 29, 2006 and $4.0 billion at February 3, 2007. The decline from February 3, 2007 primarily reflects increased merchandise inventories given seasonal shifts in our inventory levels in support of the spring/summer-selling season. Additionally, we spent $113 million on capital expenditures and made debt repayments of $47 million, net of new borrowings, during the first quarter of fiscal 2007.

Merchandise inventories at May 5, 2007 were approximately $10.3 billion, as compared to $9.6 billion at April 29, 2006. The increase primarily reflects planned increases resulting from efforts aimed at improving in-stock levels and expanding product assortments this year as well as, acquisition of previously consigned pharmacy inventory at Kmart, earlier receipt of products and lower than forecast sales levels. Merchandise payables were $3.5 billion at May 5, 2007, as compared to $3.6 billion as of April 29, 2006.

Share Repurchase

During the first quarter of 2007, we did not repurchase any shares of our common stock through our share repurchase program, although we received approximately 114,000 shares of our common stock during the quarter in connection with bankruptcy-related settlements. As of May 5, 2007, we had remaining authorization to repurchase $604 million of common shares under our existing share repurchase program. The remaining shares may be purchased in the open market, through self-tender offers or through privately negotiated transactions. Timing will depend on prevailing market conditions, alternative uses of capital and other factors.

Adjusted EBITDA

For purposes of evaluating operating performance, our management uses an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as operating income appearing on the statement of income less depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude certain nonrecurring gains and restructuring charges. Adjusted EBITDA is used by management to evaluate the operating performance of our businesses for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Management compensates for this limitation by using GAAP financial measures as well in managing our businesses.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Restructuring activities and other significant items as described above, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results;

Adjusted EBITDA was determined as follows:

	13 Weeks Ended
millions	May 5, 2007	April 29, 2006
Operating income per statement of income	$393	$331
Plus depreciation and amortization	263	289
Less gain on sale of assets	(5)	(17)

Before excluded items	651	603

Legal settlement gain	(30)	—
Sears Canada post-retirement benefit plans curtailment gain	(27)	—
Hurricane related recoveries	(15)	—
Restructuring charges	—	9

Adjusted EBITDA as defined	$579	$612

% to revenues	4.9%	5.1%

Adjusted EBITDA for our domestic (United States operations) and Sears Canada operations are as follows:

	13 Weeks Ended
millions	Adjusted EBITDA		% To Revenues
	May 5, 2007	April 29, 2006	May 5, 2007	April 29, 2006
Domestic operations	$528	$574	4.9%	5.2%
Sears Canada	51	38	5.0%	3.6%

Total Adjusted EBITDA	$579	$612	4.9%	5.1%

Quarterly Report on Form 10-Q

We plan to file with the SEC our Quarterly Report on Form 10-Q for the first quarter 2007 on or about June 1, 2007.

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Risks and uncertainties include the possibility that we fail to offer products and services that satisfy the desires of our customers, whose preferences may change in the future, or other factors outside the control of Holdings. Actual results may differ materially from those set forth in the forward-looking statements. We intend the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s third largest broadline retailer with over $50 billion in annual revenues and approximately 3,800 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. We also have Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. We are the nation’s largest provider of home services, with more than 13 million service calls made annually. For more information, visit Sears Holdings’ website at www.searsholdings.com.

Sears Holdings Corporation

Statements of Income

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
millions, except per share data	May 5, 2007	April 29, 2006
REVENUES
Merchandise sales and services	$11,702	$11,998

COSTS AND EXPENSES
Cost of sales, buying and occupancy	8,417	8,665
Gross margin dollars	3,285	3,333
Gross margin rate	28.1%	27.8%

Selling and administrative	2,634	2,721
Selling and administrative expense as a percentage of total revenues	22.5%	22.7%

Depreciation and amortization	263	289
Gain on sales of assets	(5)	(17)
Restructuring charges	—	9

Total costs and expenses	11,309	11,667

Operating income	393	331
Interest and investment income	(40)	(40)
Interest expense	73	83
Other income	(6)	(8)

Income before income taxes and minority interest	366	296
Income taxes	143	118
Minority interest	7	(2)

NET INCOME	$216	$180

EARNINGS PER COMMON SHARE
Diluted earnings per share	$1.40	$1.14

Diluted weighted average common shares outstanding	153.9	158.0

Sears Holdings Corporation

Condensed Balance Sheets

Amounts are Preliminary and Subject to Change

	(Unaudited)
millions	May 5, 2007	April 29, 2006	February 3, 2007
ASSETS
Current assets
Cash and cash equivalents	$3,413	$3,182	$3,968
Receivables	814	811	847
Merchandise inventories	10,323	9,581	9,907
Other current assets	710	999	684

Total current assets	15,260	14,573	15,406

Property and equipment, net	8,928	9,490	9,132
Goodwill	1,714	1,797	1,692
Tradenames and other intangible assets	3,413	3,453	3,437
Other assets	375	578	399

TOTAL ASSETS	$29,690	$29,891	$30,066

LIABILITIES
Current liabilities
Short-term borrowings and current portion of long-term debt	$832	$349	$707
Merchandise payables	3,536	3,634	3,312
Unearned revenues	1,091	1,053	1,073
Other current liabilities	3,969	4,946	4,960

Total current liabilities	9,428	9,982	10,052

Long-term debt and capital lease obligations	2,669	3,510	2,849
Pension and postretirement benefits	1,486	2,392	1,648
Minority interest and other liabilities	3,196	2,633	2,803

Total Liabilities	16,779	18,517	17,352

Total Shareholders’ Equity	12,911	11,374	12,714

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,690	$29,891	$30,066

Total common shares outstanding	153.7	156.5	153.8

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended May 5, 2007
		Sears
millions	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$4,015	$6,660	$1,027	$11,702

Cost of sales, buying and occupancy	3,055	4,629	733	8,417
Gross margin dollars	960	2,031	294	3,285
Gross margin rate	23.9%	30.5%	28.6%	28.1%

Selling and administrative	840	1,578	216	2,634
Selling and administrative expense as a percentage of total revenues	20.9%	23.7%	21.0%	22.5%
Depreciation and amortization	26	206	31	263
(Gain) loss on sales of assets	(1)	1	(5)	(5)
Restructuring charges	—	—	—	—

Total costs and expenses	3,920	6,414	975	11,309

Operating income	$95	$246	$52	$393

Number of:
Kmart Stores	1,388	—	—	1,388
Full-Line Stores	—	935	123	1,058
Specialty Stores	—	1,100	252	1,352

Total Stores	1,388	2,035	375	3,798

	13 Weeks Ended April 29, 2006
		Sears
millions	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$4,254	$6,697	$1,047	$11,998

Cost of sales, buying and occupancy	3,241	4,661	763	8,665
Gross margin dollars	1,013	2,036	284	3,333
Gross margin rate	23.8%	30.4%	27.1%	27.8%

Selling and administrative	855	1,620	246	2,721
Selling and administrative expense as a percentage of total revenues	20.1%	24.2%	23.5%	22.7%
Depreciation and amortization	15	240	34	289
Gain on sales of assets	(17)	—	—	(17)
Restructuring charges	4	—	5	9

Total costs and expenses	4,098	6,521	1,048	11,667

Operating income (loss)	$156	$176	$(1)	$331

Number of:
Kmart Stores	1,400	—	—	1,400
Full-Line Stores	—	935	123	1,058
Specialty Stores	—	1,112	254	1,366

Total Stores	1,400	2,047	377	3,824

Sears Holdings Corporation

Adjusted EBITDA

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
	May 5, 2007			April 29, 2006
millions	Domestic Operations	Sears Canada	Sears Holdings	Domestic Operations	Sears Canada	Sears Holdings
Operating income per statement of income	$341	$52	$393	$332	$(1)	$331
Plus depreciation and amortization	232	31	263	255	34	289
Less gain on sale of assets	—	(5)	(5)	(17)	—	(17)

Before excluded items	573	78	651	570	33	603

Legal settlement gain	(30)	—	(30)	—	—	—
Sears Canada post-retirement benefit plans curtailment gain	—	(27)	(27)	—	—	—
Hurricane related recoveries	(15)	—	(15)	—	—	—
Restructuring charges	—	—	—	4	5	9

Adjusted EBITDA as defined	$528	$51	$579	$574	$38	$612

% to revenues	4.9%	5.0%	4.9%	5.2%	3.6%	5.1%